EXHIBIT 99.1

Transocean Ltd. Announces Proposed Private Offering of Senior Priority Guaranteed Notes Due 2032

STEINHAUSEN, Switzerland—September 30, 2025—Transocean Ltd. (NYSE: RIG) announced today that Transocean International Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Transocean Ltd. (the “Company” and, together with Transocean Ltd., “Transocean”), commenced a private offering of $500 million aggregate principal amount of Senior Priority Guaranteed Notes due 2032 (the “Notes”) to eligible purchasers pursuant to Rule 144A/Regulation S (the “Notes Offering”). The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Transocean Ltd. and certain of the Company’s subsidiaries.

The timing of pricing and terms of the Notes are subject to market conditions and other factors. Transocean intends to use the net proceeds from the Notes Offering, together with the release of certain restricted cash amounts relating to the 6.875% Senior Secured Notes due 2027, to (i) refinance, repay or redeem (A) the remaining principal amount of outstanding 8.00% Senior Notes due February 2027 (the “2027 Notes”) after the completion of the redemption of $415 million aggregate principal amount of such 2027 Notes pursuant to the Company’s notice of redemption submitted on September 26, 2025, and (B) the principal amount of outstanding 6.875% Senior Secured Notes due 2027, and (ii) fund its offer to purchase for cash (the “Tender Offer”) up to a combined aggregate purchase price of $50 million of outstanding 7.35% Senior Notes due December 2041, which have a step up coupon currently at 9.35%, and 7.00% Notes due June 2028 (collectively, the “Tender Notes”), subject to the conditions set forth in the offer to purchase, dated September 30, 2025 (the “Offer to Purchase”), issued in connection therewith. Pending application of the net proceeds from the Notes Offering, Transocean may temporarily invest net proceeds that are not immediately needed for such purposes in short-term investments, including marketable securities. The Tender Offer is being made only by and pursuant to the terms of the Offer to Purchase and this press release does not constitute an offer to purchase any Tender Notes.

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the Notes in the United States, shall not constitute an offer, solicitation, or sale of any securities in any jurisdiction where such offering or sale would be unlawful and does not constitute a prospectus pursuant to the FinSA. There shall not be any sale of the Notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release does not constitute a notice of redemption under the optional redemption provisions of the applicable indenture governing any series of notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services and operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 27 mobile offshore drilling units, consisting of 20 ultra-deepwater floaters and seven harsh environment floaters.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as “possible,” “intend,” “will,” “if,” “expect,” or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are beyond our control, and in many cases, cannot be predicted. As a result, actual results could differ materially from those indicated by these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks relating to the closing of the Notes Offering, including the terms and timing thereof and the satisfaction of customary closing conditions, conditions in financial markets, risks relating to the terms and timing of the Tender Offer, including the acceptance for purchase of any Tender Notes validly tendered and the expected expiration time and the satisfaction or waiver of certain conditions of the Tender Offer, investor response to the Notes Offering, the guarantees of the Notes and the Tender Offer, and other factors, including those risks discussed in the section entitled “Risk Factors” in Transocean’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, and in Transocean’s other filings with the SEC, which are available free of charge on the SEC’s website at: www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to Transocean or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law.

Analyst Contact:

Alison Johnson

+1 713-232-7214

Media Contact:

Kristina Mays

+1 713-232-7734